Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated March 8, 2012 (the “Effective Date”), is by and between NOVASTAR FINANCIAL, INC., a Maryland corporation (“Buyer”), and STEVE HASLAM, an individual (“Seller”).
RECITALS
WHEREAS, Seller owns 1,927 membership units (the “Membership Interest”) in StreetLinks LLC (the “Company”) pursuant to that certain Amended and Restated Operating Agreement of the Company dated August 1, 2008, as amended (the “Operating Agreement”);
WHEREAS, the Membership Interest represents 4.89% of the outstanding membership interests in the Company;
WHEREAS, Seller is an employee of the Company and his employment is being terminated by the Company without cause, giving Seller the right to put his Membership Interest to the Company, pursuant to the terms of the employment agreement between Seller and the Company (the “Termination Put”);
WHEREAS, under the terms of the Operating Agreement, Buyer has a right of first refusal with respect to the Termination Put, and is hereby exercising such right;
WHEREAS, pursuant to the terms of that certain Separation and Release Agreement of even date herewith by and between the Company and Seller (“Separation Agreement”), the Company and Seller have made certain agreements and have certain rights and obligations, and Buyer's willingness to enter into this agreement is conditioned upon the executing and delivery of the Separation Agreement, which has been obtained; and
WHEREAS, the Buyer and Seller have reached agreement on a $125 million valuation of the Company for purposes of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereby agree as follows:
1.Purchase and Sale

(a)Transfer of Membership Interest. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, grants, bargains, conveys and delivers to Buyer all of Seller's right, title and interest in and to the Membership Interest, free and clear of all liens, claims, options to sell or purchase, security interests, mortgages, pledges, restrictions or encumbrances of any kind.

(b)Purchase Price. The purchase price for the Membership Interest shall be Six Million One Hundred Twelve Thousand Five Hundred ($6,112,500) (the “Purchase Price”) payable in Seller by wire transfer of immediately available funds to an account designated by Seller, as follows:

(i)$500,000 on the execution and delivery of this Agreement;

(ii)$500,000 on June 30, 2012;

(iii)$250,000 on September 30, 2012 and at the end of every calendar quarter thereafter through December 31, 2015;

(iv)The remaining unpaid principal balance ($1,612,500) on March 8, 2016; and

(v)Interest at the rate of four percent (4%) per annum, compounded quarterly, on the unpaid balance existing at the time of any payment referenced in clauses (ii)-(iv) above.

In the event that a payment is due on a date that is a Saturday, Sunday or holiday, then payment is deemed due on the next succeeding business day.

2.	REMEDIES UPON NONPAYMENT.

(a)In the event that Buyer (directly, or through a successor or assignee) does not make any payment owed to Seller pursuant to Section 2 hereof within three business days after it is due, then Seller's sole remedy and relief shall be the equitable right to return of that amount of Membership Interests attributable to the pro-rata portion of the Purchase Price then owed but not paid. To exercise such right, Seller shall provide written notice of nonpayment to Buyer, asserting such exercise.

(b)For purposes of example only, if Buyer fails to make a payment of $250,000 to Seller when due on June 30, 2013, then Seller shall have equitable right in the return to Seller of 250,000/6,112,500, or approximately 78.8 units from (or 4% of) the Membership Units.

(c)If the operating agreement or a similar agreement among the members of the Company does not allow such a transfer without consent of such members, then Buyer shall convey to Seller an equitable right of payment (including the applicable portion of distributions) allocable to the amount of Membership Interest at issue (the “Returned Portion”), and shall promptly pay to Seller the amount of distributions allocable to the Returned Portion as they are received by Buyer from the Company.

3.	Waiver of Rights TO FUTURE PAYMENTS FROM STREETLINKS

Seller hereby waives all right and interest in and to any future payment, distribution, or liquidation from the Company, including any amounts accrued and unpaid as of the Effective Date.

4.	Representations and Warranties of Seller
Seller represents and warrants to Buyer as follows:
(a)Seller has duly executed and delivered this Agreement and the Separation Agreement, and they constitute the legal, valid and binding obligation of Seller, enforceable against him in accordance with their respective terms.

(b)The Membership Interest constitutes all equity or membership interests in the Company owned directly or indirectly by Seller. Seller is the record and beneficial owner and holder of the Membership Interest, free and clear of all liens and, upon the consummation of the transactions contemplated herein, Buyer shall have good and marketable title to all of the Membership Interest free and clear of all liens.

5.	Representations and Warranties OF Buyer

Buyer represents and warrants to Seller that the execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite company action of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

6.	Miscellaneous

(a)Public Announcement. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as Buyer shall determine.

(b)Notices. Notices and all other communications provided for in this Agreement will be in writing and will be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as will be specified by the parties by like notice):

If to Seller:
Steve Haslam
[Redacted Personal Address]

If to Buyer:
NovaStar Financial, Inc.
2114 Central Street, Suite 600
Kansas City, Missouri 64108
Attention: W. Lance Anderson

With a copy (which shall not constitute notice) to:
Bryan Cave LLP
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Attention: Gregory G. Johnson

Each party, by written notice furnished to the other parties, may modify the applicable delivery address, but any notice of change of address will be effective only upon receipt. Such notices, demands, claims and other communications will be deemed given in the case of delivery by a courier service, the day designated for delivery; or in the case of certified U.S. mail, five (5) days after deposit in the U.S. mail, but in no event will any such communications be deemed to be given later than the date they are actually received.
(c)Further Assurances. The parties agree to: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(d)Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior agreement between or among the parties with respect to the subject matter hereof. This Agreement shall not be modified or amended in any manner other than by the written agreement of all of the parties hereto.

(e)Assignments, Successors, and No Third-Party Rights. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns, and with respect to Seller, his personal representatives and heirs. No rights or obligations of Buyer under this Agreement may be assigned or transferred by Buyer except that those rights or obligations may be assigned or transferred to any affiliate of Buyer, or pursuant to a merger or consolidation in which Buyer is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Buyer. No rights or obligations of Seller under this Agreement may be assigned or transferred by Seller.

(f)Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, arbitrator or other authority, the other provisions of this Agreement will remain in full force and effect and such invalid or unenforceable provision shall be reformed and enforced to the maximum extent permitted by applicable law.

(g)Section Headings. The headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any purpose.

(h)Governing Law; Consent to Jurisdiction. This Agreement and the legal relations thus created between or among the parties shall be governed and construed under and in accordance with the laws of the state of Indiana, without regard to conflicts of laws principles. For purposes of determining any controversy arising under this Agreement, each of the Parties hereby consents to the jurisdiction, personal and otherwise, of the federal and state courts of the state of Indiana and of the state of Missouri, which jurisdiction shall be exclusive as to the federal and state courts of any state other than Indiana and Missouri, and hereby waives any objections of any nature to venue in such courts.

(i)Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Counterpart signature page to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
SELLER:
/s/ Steve Haslam
Steve Haslam
BUYER:
NovaStar Financial, Inc.
By: /s/ W. Lance Anderson
Name: W. Lance Anderson
Title: Chief Executive Officer